Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT (this “Amendment”), dated as of November 26, 2019, to the Credit Agreement dated as of October 25, 2018 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”) among RESIDEO TECHNOLOGIES, INC., a Delaware corporation (“Holdings”), RESIDEO HOLDING INC., a Delaware corporation (“U.S. HoldCo 1”), RESIDEO INTERMEDIATE HOLDING INC., a Delaware corporation (“U.S. HoldCo 2”), RESIDEO FUNDING INC., a Delaware corporation (the “Borrower”), the financial institutions party thereto as Lenders and Issuing Banks and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, the Borrower has requested that the Required Revolving Lenders, the Required Tranche A Term Lenders, the Required Tranche B Term Lenders and the Required Lenders amend the Credit Agreement pursuant to Section 9.02(b) of the Credit Agreement as set forth herein; and

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Defined Terms. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Credit Agreement as amended hereby.

SECTION 2. Amendments. In accordance with Section 9.02 of the Credit Agreement and effective as of the First Amendment Effective Date, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the conformed copy of the Credit Agreement attached as Annex A hereto.

SECTION 3. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, Holdings, U.S. HoldCo 1, U.S. HoldCo 2 and the Borrower each represents and warrants to the other parties hereto on the First Amendment Effective Date that:

(a) (i) the execution, delivery and performance by such Loan Party of this Amendment is within such Loan Party’s corporate or other organizational power and has been duly authorized by all necessary corporate or other organizational action of each such Loan Party; and (ii) this Amendment has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

(b) the execution, delivery and performance of this Amendment by each applicable Loan Party (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except where failure to obtain such consent or approval, or make such registration or filing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (ii) will not violate any Requirement of Law applicable to Holdings, the Borrower or any Restricted Subsidiary, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon Holdings, the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Restricted Subsidiary or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, except with respect to any violation, default, payment, repurchase, redemption, termination, cancellation or acceleration under this clause (iii) or clause (ii) above that would not reasonably be expected to have a Material Adverse Effect and (iv) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any Restricted Subsidiary, except Liens permitted by Section 6.02 of the Credit Agreement.

SECTION 4. First Amendment Effective Date. This Amendment shall become effective as of the first date (the “First Amendment Effective Date”) on which each of the following conditions shall have been satisfied (or waived in accordance with Section 9.02 of the Credit Agreement):

(a) the Administrative Agent shall have received a counterpart signature page of this Amendment duly executed by Holdings, U.S. HoldCo 1, U.S. HoldCo 2, the Borrower, the Administrative Agent and Lenders who shall constitute the Required Revolving Lenders, the Required Tranche A Terms Lenders, the Required Tranche B Term Lenders and the Required Lenders;

(b) all fees and expenses required to be paid by (or on behalf of) the Borrower to the Administrative Agent or any arranger pursuant to any fee letter with the Borrower on or before the First Amendment Effective Date, and the Consent Fee (as defined below), shall have been (or shall substantially contemporaneously be) paid in full in cash (and in the case of expenses, to the extent invoiced at least three Business Days prior to the First Amendment Effective Date or such shorter period agreed by the Borrower in its sole discretion);

(c) the representations and warranties of each Loan Party set forth herein and in the Loan Documents shall be true and correct in all material respects on and as of the First Amendment Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified by materiality or reference to Material Adverse Effect shall be true and correct in all respects, taking into account such materiality or reference to Material Adverse Effect, on the First Amendment Effective Date or on such earlier date, as the case may be;

(d) at the time of and immediately after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing; and

(e) the Administrative Agent shall have received a certificate, dated the First Amendment Effective Date and signed by a Financial Officer or the President or a Vice President of the Borrower, confirming compliance with the conditions set forth in paragraphs (c) and (d) of this Section 4.

SECTION 5. Effect of Amendment.

(a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances, except as expressly set forth herein.

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(b) From and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Loan Document shall be deemed a reference to the Credit Agreement as amended hereby.

(c) This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

SECTION 6. Expenses. (a) The Borrower agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses incurred by it in connection with this Amendment, including the reasonable and documented fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel for the Administrative Agent.

(b) The Borrower agrees to pay each Lender consenting to this Amendment an amount equal to 0.25% of the aggregate principal amount of outstanding Term Loans and Revolving Commitments of such Lender under the Credit Agreement (such fee, the “Consent Fee”). The Consent Fee shall be fully earned and payable on the date of, and subject to the occurrence of, the First Amendment Effective Date, and once paid, shall be nonrefundable under any circumstances. The Consent Fee shall be payable in U.S. Dollars in immediately available funds and shall be made without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any federal, State or local taxing authority or will be grossed up by the Borrower for such amounts.

(c) The provisions of Section 9.03 (Expenses; Indemnity; Damage Waiver) of the Credit Agreement, as amended by this Amendment, are otherwise incorporated herein by reference, mutatis mutandis.

SECTION 7. Amendments; Severability. (a) Once effective, this Amendment may not be amended nor may any provision hereof be waived except pursuant to Section 9.02 of the Credit Agreement.

(b) If any provision of this Amendment is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8. Ratification and Reaffirmation. Each Loan Party party hereto hereby ratifies and reaffirms: (a) its Loan Document Obligations in respect of the Credit Agreement and each of the other Loan Documents to which it is a party and all of the covenants, duties, indebtedness and liabilities under the Credit Agreement and the other Loan Documents to which it is a party, (b) its prior grant and the validity of the Liens granted by it pursuant to the Security Documents, with all such Liens continuing in full force and effect after giving effect to this Amendment and (c) the Liens and security interests created in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to each Security Document; which Liens shall continue to secure the Secured Obligations, in each case, on and subject to the terms and conditions set forth in the Credit Agreement and the other Loan Documents.

SECTION 9. GOVERNING LAW; Waiver of Jury Trial; Jurisdiction. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The provisions of Sections 9.09 and 9.10 of

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the Credit Agreement, as amended by this Amendment, are incorporated herein by reference, mutatis mutandis.

SECTION 10. Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Amendment.

SECTION 11. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic imaging means of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment.

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[SIGNATURE PAGES HAVE BEEN OMITTED]

ANNEX A

AMENDMENTS TO CREDIT AGREEMENT

[Attached]

CONFORMED COPY REFLECTING

FIRST AMENDMENT TO CREDIT AGREEMENT DATED AS OF NOVEMBER 26, 2019

ADDED TEXT SHOWN UNDERSCORED

DELETED TEXT SHOWN ~~STRIKETHROUGH~~

FOR PURPOSES OF THIS EXHIBIT 10.1, THE REGISTRANT HAS INCLUDED ONLY THE RELEVANT CHANGED PAGES OF THE CREDIT AGREEMENT AND HAS OMITTED THE PAGES OF THE CREDIT AGREEMENT THAT HAVE NO MARKED CHANGES

CREDIT AGREEMENT

dated as of

October 25, 2018,

among

RESIDEO TECHNOLOGIES, INC.,

as Holdings,

RESIDEO HOLDING INC.,

as U.S. HoldCo 1,

RESIDEO INTERMEDIATE HOLDING INC.,

as U.S. HoldCo 2,

RESIDEO FUNDING INC.,

as Borrower,

The Lenders and Issuing Banks Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

GOLDMAN SACHS BANK USA,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and

BARCLAYS BANK PLC,

as Joint Lead Arrangers and Joint Bookrunners

GOLDMAN SACHS BANK USA,

BANK OF AMERICA, N.A., and

BARCLAYS BANK PLC,

as Syndication Agents

MUFG UNION BANK, N.A.,

ROYAL BANK OF CANADA,

SUMITOMO MITSUI BANKING CORPORATION,

SUNTRUST BANK,

THE TORONTO DOMINION BANK, NEW YORK BRANCH,

UNICREDIT BANK AG, NEW YORK BRANCH,

U.S. BANK NATIONAL ASSOCIATION, and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agents

without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Alternative Incremental Facility Debt” means any Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes, bonds or debentures and/or term loans secured on a pari passu basis with or junior basis to the Loans or senior unsecured notes or senior subordinated notes or any bridge facility; provided that (i) if such Indebtedness is secured, such Indebtedness shall be secured by the Collateral on a pari passu or junior basis with the Loan Document Obligations and is not secured by any property or assets of any member of the Restricted Group other than the Collateral, (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the Latest Maturity Date (or in the case of Indebtedness secured on a junior basis to the Loan Document Obligations or unsecured Indebtedness, the date that is 90 days after the Latest Maturity Date) at the time such Indebtedness is incurred (except, in each case, upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition or in the case of Indebtedness secured by the Collateral on a pari passu basis with the Liens securing the Obligations, de minimis amortization not in excess of 1.00% per annum); provided that the requirements set forth in this clause (ii) shall not apply to any Indebtedness consisting of a customary bridge facility so long as such bridge facility, subject to customary conditions, would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature earlier than the Latest Maturity Date, (iii) the mandatory prepayment provisions of any such Indebtedness shall not be more favorable to the applicable lenders or creditors than those of the Term Loans unless (x) the Lenders of the Term Loans also receive the benefit of such more favorable terms or (y) such provisions apply after the Latest Maturity Date at the time and (iv) such Indebtedness is not guaranteed by any Subsidiaries other than the Loan Parties.

“Anti-Corruption Laws” means all laws, and regulations of any Governmental Authority applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Adjustments” has the meaning given to such term in the definition of “Consolidated EBITDA”.

“Applicable Parties” has the meaning given to such term in Section 9.01(d)(iii).

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Revolving lender’s share of the total Revolving Exposure at that time); provided that, at any time any Revolving Lender shall be a Defaulting Lender, for purposes of Section 2.20(c)(ii), “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any such Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments of Revolving Loans and LC Exposures that occur after such termination or expiration and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day:

(a) with respect to any Loan that is a Tranche B Term Loan, (i) on or prior to the First Amendment Effective Date, 2.00% per annum in the case of Eurocurrency Loans and 1.00% per annum in the case of ABR Loans and (ii) after the First Amendment Effective Date, 2.25% per annum in the case of Eurocurrency Loans and 1.25% per annum in the case of ABR Loans; and

(b) with respect to (i) any Loan that is a Tranche A Term Loan or Revolving Loan and (ii) the commitment fees payable hereunder in respect of unused Revolving Commitments ~~after the~~on or prior to the First Amendment Effective Date, the applicable rate per annum set forth below in the “Eurocurrency Loans”, “ABR Loans” or “Commitment Fee” column, as applicable, based upon the Consolidated Total Leverage Ratio as of the end of the fiscal quarter of Holdings for which consolidated financial statements have most recently been delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b); provided that until the delivery of such consolidated financial statements as of and for the first fiscal quarter of Holdings beginning after the Effective Date, the Applicable Rate shall be that set forth below in Level I:

Level	Consolidated Total Leverage Ratio	Eurocurrency Loans	ABR Loans	Commitment Fee
I	≥ 2.00 to 1.00	2.00%	1.00%	0.35%
II	> 1.50 to 1.00 and < 2.00 to 1.00	1.75%	0.75%	0.30%
III	≤ 1.50 to 1.00	1.50%	0.50%	0.25%

(c) with respect to (i) any Loan that is a Tranche A Term Loan or Revolving Loan and (ii) the commitment fees payable hereunder in respect of unused Revolving Commitments after the First Amendment Effective Date, the applicable rate per annum set forth below in the “Eurocurrency Loans”, “ABR Loans” or “Commitment Fee” column, as applicable, based upon the Consolidated Total Leverage Ratio as of the end of the fiscal quarter of Holdings for which consolidated financial statements have most recently been delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b); provided that until the delivery of such consolidated financial statements as of and for the first fiscal quarter of Holdings beginning after the First Amendment Effective Date, the Applicable Rate shall be that set forth below in Level I:

Level	Consolidated Total Leverage Ratio	Eurocurrency Loans	ABR Loans	Commitment Fee
I	≥ 2.00 to 1.00	2.25%	1.25%	0.35%
II	> 1.50 to 1.00 and < 2.00 to 1.00	2.00%	1.00%	0.30%
III	≤ 1.50 to 1.00	1.75%	0.75%	0.25%

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the introductory statement to this Agreement.

“Borrowing” means Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Eurocurrency Borrowing, $5,000,000 and (b) in the case of an ABR Borrowing, $1,000,000.

“Borrowing Multiple” means (a) in the case of a Eurocurrency Borrowing denominated in dollars, $500,000 and (b) in the case of an ABR Borrowing, $100,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit M (or such other form approved by the Administrative Agent and otherwise consistent with the requirements of Section 2.03).

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market or any day on which banks in London are not open for general business.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Restricted Group that are (or should be) set forth in a consolidated statement of cash flows of Holdings for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Restricted Group during such period, but excluding in each case any such expenditure (i) constituting reinvestment of the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, to the extent permitted by Section 2.11(c), (ii) made by the Restricted Group to effect leasehold improvements to any property leased by the Restricted Group as lessee, to the extent that such expenses have been reimbursed by the landlord, (iii) in the form of a substantially contemporaneous exchange of similar property, plant, equipment or other capital assets, except to the extent of cash or other consideration (other than the assets so exchanged), if any, paid or payable by the Restricted Group and (iv) made with the Net Proceeds from the issuance of Qualified Equity Interests.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (subject to the provisions of Section 1.04), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (subject to the provisions of Section 1.04).

“Charges” has the meaning assigned to such term in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Term Loans, Tranche B Term Loans, Incremental Revolving Loans or Incremental Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche A Term Commitment, Tranche B Term Commitment, a Commitment in respect of any Incremental Revolving Loans or a Commitment in respect of any Incremental Term Loans and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class. Incremental Revolving Loans and Incremental Term Loans that have different terms and conditions (together with the Commitments in respect thereof) shall be construed to be in different Classes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations, but excluding, for the avoidance of doubt, the Excluded Property.

“Collateral Agreement” means the Collateral Agreement among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit C, or any other collateral agreement reasonably requested (in accordance with the Collateral and Guarantee Requirement) by the Administrative Agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from Holdings, each other Loan Party and each Designated Subsidiary (i) a counterpart of each Security Document to which such Person is a party duly executed and delivered on behalf of such Person or (ii) in the case of any Subsidiary that becomes a Loan Party or a Designated Subsidiary after the Effective Date, a supplement to the Collateral Agreement in substantially the form attached as Exhibit I thereto, a supplement to the Guarantee Agreement in substantially the form attached as Exhibit I thereto, a Patent Security Agreement, Trademark Security Agreement and/or Copyright Security Agreement (each as defined in the Collateral Agreement, and to the extent applicable) and other security documents reasonably requested by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Documents in effect on the Effective Date), duly executed and delivered on behalf of such Person, in each case, together with opinions and documents of the type referred to in Sections 4.01(b) and (c) with write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and, adjusted, to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program,

(ii) provision for Taxes based on income, profits, revenue or capital for such period, including, without limitation, state, franchise, excise, gross receipts, value added, margins, and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations) and, without duplication of the foregoing, any payments to any direct or indirect parent in respect of such taxes (including, without limitation, the amount of any distributions in respect of the foregoing items pursuant to Section 6.08(a)(xiii)),

(iii) depreciation and amortization expense for such period,

(iv) costs and expenses incurred in connection with, or related to, the Spin-Off, including but not limited to severance costs, relocation costs, repositioning and other restructuring costs, integration and facilities’ opening costs and other business optimization expenses and operating improvements and establishment costs, recruiting fees, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, internal costs in respect of Spin-Off related initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), contract terminations and professional and consulting fees incurred in connection with any of the foregoing, in each case incurred in connection with the Spin-Off during such period to the extent such incurrence occurs prior to the ~~one-year~~second anniversary of the Effective Date,

(v) fees, costs and expenses incurred during such period in connection with any proposed or actual permitted merger, acquisition, Investment, asset sale, other disposition or capital markets or financing transaction, without regard to the consummation thereof,

(vi) unusual, non-recurring or exceptional expenses, losses or charges incurred during such period in an aggregate amount not to exceed, together with any amounts added back pursuant to ~~clause~~clauses (vii) and/or (xii) of this definition of “Consolidated EBITDA” ~~(beginning with the period ending on the last day of the first full fiscal quarter following the Effective Date)~~ and/or clause (b) of the definition of “Pro Forma Basis” for such period, (A) until the date that is 24 months after the First Amendment Effective Date, 20% of Consolidated EBITDA for such period and (B) thereafter, 10% of Consolidated EBITDA for such period (in each case, determined prior to the ~~adjustment~~adjustments contemplated by this clause (vi)), such clauses (vii) and (xii) and such clause (b) (collectively, the “Applicable Adjustments”).

~~(vii) [reserved],~~

(vii) integration costs, transition costs, consolidation and closing costs for facilities, costs incurred in connection with any non-recurring strategic initiatives, acquisitions and non-recurring intellectual property development at any time, other business optimization expenses (including costs and expenses relating to business optimization programs, new systems design, technology upgrades and implementation costs), severance costs, project start-up costs and repositioning and other restructuring charges, carve-out related items, accruals or reserves (including restructuring costs related to acquisitions at any time and to closure/consolidation of facilities, retention charges, systems establishment costs and excess pension charges) incurred during such period in an aggregate amount not to exceed, together with amounts added back pursuant to clauses (vi) and/or (xii) of this definition of “Consolidated EBITDA” and/or clause (b) of the definition of “Pro Forma Basis” for such period, (A) until the date that is 24 months after the First Amendment Effective Date, 20% of Consolidated EBITDA for such period and (B) thereafter, 10% of Consolidated EBITDA for such period (in each case, determined prior to the adjustments contemplated by the Applicable Adjustments),

(viii) any non-cash charges, losses or expenses for such period except to the extent representing an accrual for future cash outlays (but excluding any non-cash charge, loss or expense in respect of an item that was included in Consolidated Net Income in a prior period and any non-cash charge, loss or expense that relates to the write-down or write-off of inventory, other than any write-down or write-off of inventory as a result of purchase accounting adjustments in respect of any acquisition permitted by the credit facilities provided for under this Agreement),

(ix) any non-cash loss attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments;

(x) (A) any losses relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period, (B) any losses during such period attributable to early extinguishment of indebtedness or obligations under any Hedging Agreement and (C) any gain relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (b)(iii) below,

(xi) any losses during such period resulting from the sale or disposition of any asset outside the ordinary course of business, and

(xii) other add-backs and adjustments of the type set forth in (x) the Lender Presentation, (y) the Form 10 and/or (z) the Information Memorandum incurred during such period; provided, that any add-backs and adjustments made pursuant to this clause (~~xiii~~xii) for any ~~full fiscal~~ period ~~ending after the Effective Date~~ shall not exceed, together with any amounts added back pursuant to ~~clause~~clauses (vi) and/or (vii) of this definition of “Consolidated EBITDA” and/or clause (b) of the definition of “Pro Forma Basis” for such period, (A) until the date that is 24 months after the First Amendment Effective Date, 20% of Consolidated EBITDA in the aggregate for such period and (B) thereafter, 10% of Consolidated EBITDA in the aggregate for such period (in each case, determined prior to the ~~adjustment~~adjustments contemplated by ~~this clause~~the Applicable Adjustments (xii)), minus

(b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of

(i) any non-cash gains for such period (other than any such non-cash gains (A) in respect of which cash was received in a prior period or will be received in a future period and (B) that represent the reversal of any accrual in a prior period for, or the reversal

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with a disposition pursuant to Section 6.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an executive officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of such disposition).

“Designated Subsidiary” has the meaning assigned to such term in Section 5.12(b).

“Disqualified Equity Interest” means any Equity Interest that (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests) or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, as of the date hereof), other than (i) upon payment in full of the Loan Document Obligations, reduction of the LC Exposure to zero and termination of the Commitments or (ii) upon a “change in control” or asset sale or casualty or condemnation event; provided that any payment required pursuant to this clause (ii) shall be subject to the prior repayment in full of the Loan Document Obligations, reduction of the LC Exposure to zero and termination of the Commitments or (b) is convertible or exchangeable, automatically or at the option of any holder thereof, into (i) any Indebtedness (other than any Indebtedness described in clause (i) of the definition thereof) or (ii) any Equity Interests or other assets other than Qualified Equity Interests, in each case at any time prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, as of the date hereof); provided that an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means (i) (x) the competitors of Holdings, the Borrower and their respective subsidiaries and (y) the banks, financial institutions and other institutional lenders and persons, in each case set forth in a list provided to the Administrative Agent prior to the Effective Date at JPMDQ_Contact@jpmorgan.com or such other address provided by the Administrative Agent from time to time; provided that any such list provided (or any modifications, deletions or supplements thereto) shall become effective the following Business Day after such delivery and (ii) any of their Affiliates that are clearly identifiable solely on the basis of such Affiliates’ name (other than any such Affiliates that are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans in the ordinary course of their business (other than any Affiliates excluded pursuant to clause (i)(y)) (provided that the exclusion as to Disqualified Institutions shall not apply retroactively to disqualify any entity that has previously acquired an assignment or participation interest in the Loans to the extent such entity was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be).

“Existing Revolving Borrowings” has the meaning assigned to such term in Section 2.21(d).

“Extension Effective Date” has the meaning assigned to such term in Section 2.22(a).

“Fair Market Value” or “fair market value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time taking into account the nature and characteristics of such asset, as reasonably determined by Holdings in good faith.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention entered into in connection with the implementation of such Sections of the Code (or any such amended or successor version thereof).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Letter” shall mean the Fee Letter, dated September 11, 2018 (as supplemented by a joinder to the Engagement Letter dated October 1, 2018), among the Arrangers and Holdings.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person, or any other officer of such Person performing the duties that are customarily performed by a chief financial officer, principal accounting officer, treasurer or controller and with respect to limited liability companies that do not have officers, the manager, sole member, managing member or general partner thereof, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person, or any other officer of such Person performing the duties that are customarily performed by a chief financial officer, principal accounting officer, treasurer or controller.

“First Amendment” means that certain First Amendment to the Credit Agreement, dated as of November 26, 2019, among Holdings, U.S. HoldCo 1, U.S. HoldCo 2, the Borrower, the Lenders party thereto and the Administrative Agent.

“First Amendment Effective Date” means November 26, 2019.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor

(c) the incurrence by any member of the Restricted Group of any Indebtedness, other than Indebtedness permitted to be incurred under Section 6.01.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board of Governors (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Private-Siders” has the meaning assigned to such term in Section 9.17(b).

“Pro Forma Basis” means, with respect to the calculation of the financial covenants contained in Sections 6.12 and 6.13 or any other calculations hereunder or otherwise for purposes of determining the Consolidated Total Leverage Ratio, Consolidated Interest Expense, the Consolidated Secured Leverage Ratio or Consolidated EBITDA as of any date, that such calculation shall give pro forma effect to all acquisitions, designations of Restricted Subsidiaries as Unrestricted Subsidiaries, all designations of Unrestricted Subsidiaries as Restricted Subsidiaries, all issuances, incurrences or assumptions or repayments and prepayments of Indebtedness in connection therewith (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions of any Equity Interests in a Restricted Subsidiary or all or substantially all assets of a Restricted Subsidiary or division or line of business of a Restricted Subsidiary outside the ordinary course of business (and any related prepayments or repayments of Indebtedness) that have occurred during (or, if such calculation is being made for the purpose of determining whether any Incremental Extension of Credit may be made, any designation under Section 5.17 is permitted or any event subject to Article VI is permitted, since the beginning of) the four consecutive fiscal quarter period of Holdings most recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period (including expected cost savings (without duplication of actual cost savings) to the extent (a) such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of Article 11 of Regulation S-X under the Securities Act as interpreted by the Staff of the SEC, and as certified by a Financial Officer of Holdings or (b) in the case of an acquisition, restructuring, repositioning or other similar transaction, such cost savings are factually supportable and have been realized or are reasonably expected to be realized within 365 days following such acquisition, restructuring, repositioning or other similar transaction; provided that (i) Holdings shall have delivered to the Administrative Agent a certificate of the chief financial officer of Holdings~~, in form and substance reasonably satisfactory to the Administrative Agent,~~ certifying that such cost savings meet the requirements set forth in this clause (b), together with reasonably detailed evidence in support thereof, (ii) if any cost savings included in any pro forma calculations based on the expectation that such cost savings will be realized within 365 days following such acquisition, restructuring, repositioning or other similar transaction shall at any time cease to be reasonably expected to be so realized within such period, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings and (iii) the aggregate amount of cost savings included in any calculation based upon this clause (b) for any period of four fiscal quarters of Holdings shall not exceed, together with any amounts added back pursuant to clauses (a)(vi) ~~and/or (a)(xiii) (beginning with the period ending on the last day of the first full fiscal quarter following the Effective Date in the case of clause (a)(xiii)~~, (a)(vii) and/or (a)(xii) of the definition of “Consolidated EBITDA” for such period, (A) until the date that is 24 months after the First Amendment Effective Date, 20% of Consolidated EBITDA for such four fiscal quarter period and (B) thereafter, 10% of Consolidated EBITDA for such four fiscal quarter period (in each case, determined prior to the ~~adjustment~~adjustments contemplated by ~~this clause (b)~~the Applicable Adjustments). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness).

“Pro Rata Share” means, with respect to a Revolving Lender or Issuing Bank, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Revolving Commitments of such Revolving Lender or Issuing Bank in its capacity as Revolving Lender and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders.

“Proposed Change” means a proposed amendment, modification, waiver or termination of any provision of this Agreement or any other Loan Document.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Siders” has the meaning assigned to such term in Section 9.17(b).

“Purchasing Borrower Party” means any of Holdings, the Borrower or any Restricted Subsidiary.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 9.21.

“Qualified Equity Interests” means Equity Interests of Holdings, other than Disqualified Equity Interests.

“Receivables Entity” means a wholly owned Subsidiary of Holdings which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Borrower or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates Holdings, the Borrower or any Restricted Subsidiary in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of Holdings, the Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither Holdings, the Borrower nor any Restricted Subsidiary has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to Holdings, the Borrower or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of Holdings, and (c) to which neither Holdings, the Borrower, nor any Restricted Subsidiary has any obligation to

Chain Financing and (b) any Supply Chain Bank Purchaser.

“Supply Chain Bank Purchaser” means any subsequent purchaser of any trade payables that had been initially acquired by a Person that was a Supply Chain Bank pursuant clause (a) of the definition thereof pursuant to a Secured Supply Chain Financing; provided that such subsequent purchaser is designated as such in writing delivered to the Administrative Agent in substantially the form of Exhibit K.

“Supply Chain Financing” means any agreement under which any bank, financial institution or other Person may from time to time provide any financial accommodation to any of the Borrower or any Restricted Subsidiary in connection with trade payables of the Borrower or any Restricted Subsidiary, in each case issued for the benefit of any such bank, financial institution or such other person that has acquired such trade payables pursuant to “supply chain” or other similar financing for vendors and suppliers of the Borrower or any Restricted Subsidiaries, so long as (a) other than in the case of Secured Supply Chain Financing Obligations, such Indebtedness is unsecured and (b) such Indebtedness represents amounts not in excess of those which the Borrower or any of its Restricted Subsidiaries would otherwise have been obligated to pay to its vendor or supplier in respect of the applicable trade payables.

“Supported QFC” has the meaning assigned to such term in Section 9.21.

“Swap Obligations” means, with respect to Holdings or any other Loan Party, an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of § 1a(47) of the Commodity Exchange Act.

“Syndication Agents” means, collectively, Goldman Sachs Bank USA, Bank Of America, N.A., and Barclays Bank PLC.

“Tax Matters Agreement” means the Tax Matters Agreement between Honeywell and Holdings, to be dated on or prior to the Distribution Date.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowings” means the Tranche A Term Borrowings, the Tranche B Term Borrowings and/or the Incremental Term Loans, as the context requires.

“Term Commitments” means, collectively, the Tranche A Term Commitments, the Tranche B Term Commitments and any commitments to make Incremental Term Loans.

“Term Lenders” means, collectively, the Tranche A Term Lenders, the Tranche B Term Lenders and any Lenders with an outstanding Incremental Term Loan or a Commitment to make an Incremental Term Loan.

“Term Loans” means, collectively, the Initial Term Loans and any Incremental Term Loans.

“Trademark License Agreement” means the Trademark License Agreement between Honeywell or one of its Affiliates and Holdings, to be dated on or prior to the Effective Date.

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents (including this Agreement) to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the execution, delivery and performance by each Loan Party of the Senior Notes Documents to which it is to be a party, the issuance of the Senior Notes and the use of the proceeds thereof, (c) the payment of the Effective Date Repayment and the Post-Effective Date Repayment and (d) the Spin-Off, together with the Reorganization and all other transactions pursuant to, and the execution, delivery and performance of, the Spin-Off Documents.

“Transformative Transactions” means any merger, acquisition, consolidation or similar transaction involving third-parties, in any case by the Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or (b) permitted by the terms of this Agreement immediately prior to the consummation of such acquisition, but would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of the combined operations following such consummation, as determined by the Borrower acting in good faith.

“Transition Services Agreement” means the Transition Services Agreement between Honeywell and Holdings and/or one or more of its subsidiaries, to be dated on or prior to the Distribution Date.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S. HoldCo 1” has the meaning assigned to such term in the introductory statement to this Agreement.

“U.S. HoldCo 2” has the meaning assigned to such term in the introductory statement to this Agreement.

“U.S. Intellectual Property” means Intellectual Property (as defined in the Collateral Agreement) that is registered or applied for in the United States.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.21.

“U.S. Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Unaudited Financial Statements” the unaudited combined balance sheets of Holdings as of June 30, 2018, and the related unaudited combined statements of comprehensive income and cash flows for the three and six months ended on June 30, 2018.

effect to the change in GAAP.

SECTION 1.08. Delaware LLC Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Tranche B Term Lender agrees to make a Tranche B Term Loan denominated in dollars to the Borrower on the Effective Date in a principal amount not exceeding its Tranche B Term Commitment, (b) each Tranche A Term Lender agrees to make a Tranche A Term Loan denominated in dollars to the Borrower on the Effective Date in a principal amount not exceeding its Tranche A Term Commitment and (c) each Revolving Lender agrees to make Revolving Loans denominated in dollars or a Permitted Foreign Currency to the Borrower from time to time, in each case during the Revolving Availability Period, in an aggregate principal amount that will not result in such Revolving Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment. Tranche B Term Loans and Tranche A Term Loans may be ABR Loans or Eurocurrency Loans, as further provided herein. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.16, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan advanced to it in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class

Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (B) a notice of prepayment of Term Borrowings pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(h) All (i) prepayments of Tranche B Term Loans effected on or prior to the six-month anniversary of the First Amendment Effective Date with the proceeds of a Repricing Transaction, and (ii) amendments, amendments and restatements or other modifications of this Agreement on or prior to the six-month anniversary of the First Amendment Effective Date, the effect of which is a Repricing Transaction, shall be accompanied by a fee payable for the ratable account of each of the applicable Tranche B Term Lenders in an amount equal to 1.00% of the aggregate principal amount of the Tranche B Term Borrowings so prepaid in the case of a transaction described in clause (i) of this paragraph, or 1.00% of the aggregate principal amount of the Tranche B Term Borrowings affected by such amendment, amendment and restatement or other modification in the case of a transaction described in clause (ii) of this paragraph. Such fee shall be paid by the Borrower to the Administrative Agent, for the account of the Tranche B Term Lenders of the applicable Class, on the date of such prepayment.

(i) If the Spin-Off has not occurred on or prior to the earlier of (x) November 2, 2018 and (y) the date on which Honeywell or Holdings notifies the Administrative Agent in writing that the Spin-Off will not occur (such date, the “Deadline”), then (i) the Revolving Commitments shall terminate at such time and (ii) the Borrower shall (A) prepay no later than five Business Days following the Deadline in full in immediately available funds the aggregate outstanding principal amount of the Loans then outstanding at par plus accrued interest, and pay all other amounts payable in respect of the Facilities and (B) cash collateralize any outstanding Letters of Credit in accordance with Section 2.05(i).

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) in accordance with its Pro Rata Share of the Aggregate Revolving Commitments for the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate (or are otherwise reduced to zero), a commitment fee which shall accrue at the Applicable Rate on the average daily unused amount of the aggregate Revolving Commitment of such Revolving Lender. Such accrued commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth day following such last day and on the date on which all the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to

(including the Non-Guarantor Debt Basket);

(xx) other Indebtedness of Holdings or any of its Restricted Subsidiaries so long as (A) after giving thereto on a Pro Forma Basis (1) in the case of Indebtedness secured by a Lien on the Collateral, the Consolidated Senior Secured Leverage Ratio does not exceed 1.50 to 1.00 and (2) in the case of any Indebtedness that is unsecured, (x) the Consolidated Total Leverage Ratio is no greater ~~than 0.50:1.00 less than the applicable maximum Consolidated Total Leverage Ratio set forth in Section 6.12~~3.30 to 1.00 and (y) the Consolidated Interest Coverage Ratio is greater than or equal to 2.75 to 1.00, (B) the incurrence of Indebtedness pursuant to this clause (xx) by a Restricted Subsidiary that is not a Loan Party shall not cause the Non-Guarantor Debt Basket to be exceeded (after giving effect thereto on a Pro Forma Basis), (C) such Indebtedness shall not mature or, in the case of unsecured Indebtedness and Indebtedness secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, require any scheduled amortization or require any scheduled amortization or require scheduled payments of principal or shall be subject to any mandatory redemption, repurchase, repayment or sinking fund obligation, in each case, prior to the Latest Maturity Date as of such date, and shall have a weighted average life to maturity not shorter than the longest remaining weighted average life to maturity of the Loans, (D) no Event of Default shall exist or shall result therefrom (it being understood that if the proceeds of the relevant Indebtedness will be applied to finance a Limited Condition Transaction and the Borrower has made an LCT Election, no Event of Default shall exist and be continuing as of the LCT Test Date), (E) such Indebtedness has terms and conditions that in the good faith determination of the Borrower are no less favorable to the Borrower (when taken as a whole) to the terms and conditions of the Loan Documents (when taken as a whole) and (F) if any such Indebtedness (1) is secured by Liens on the Collateral on a pari passu basis with the Liens securing the Obligations or (2) is secured by Liens on the Collateral on a junior basis to the Liens securing the Obligations, such Indebtedness shall be subject to an Acceptable Intercreditor Agreement;

(xxi) Indebtedness constituting obligations arising in respect of Cash Management Services;

(xxii) Indebtedness constituting Secured Hedging Obligations;

(xxiii) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxiv) Indebtedness constituting Secured Supply Chain Financing Obligations;

(xxv) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a non-recourse basis;

employees of Holdings, the Borrower or any Restricted Subsidiary in connection with such Person’s purchase of Equity Interests of Holdings, provided that no cash is actually advanced pursuant to this clause (ii) other than to pay taxes due in connection with such purchase, unless immediately repaid; and

(xv) Holdings may make payments pursuant to and required under the Tax Matters Agreement.

(b) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, prepay, redeem, purchase or otherwise satisfy any Indebtedness that is subordinated in right of payment to the Obligations (excluding, for the avoidance of doubt, any subordinated obligations owing to Holdings or any Restricted Subsidiary) (collectively, “Restricted Debt Payments”), except for:

~~(i) payments of Indebtedness created under this Agreement or any other Loan Document;~~

(i) ~~(ii)~~ regularly scheduled interest and principal payments as and when due in respect of any such Indebtedness, other than payments in respect of such Indebtedness prohibited by the subordination provisions thereof; and

(ii) ~~(iii)~~ refinancings of Indebtedness with the proceeds of other Indebtedness permitted under Section 6.01~~; and~~.

~~(iv) payments of or in respect of Indebtedness in an amount equal to, at the time such payments are made and after giving effect thereto, (A) the greater of (x) $80,000,000 and (y) 1.75% of Consolidated Total Assets plus (B) the Available Amount at such time; provided that the Borrower may only use the Available Amount under this clause (iv) if (x) no Default or Event of Default shall have occurred and be continuing (or would result therefrom) and (y) after giving effect thereto on a Pro Forma Basis, the Borrower would be in compliance with Sections 6.12 and 6.13.~~

For purposes of this Section 6.08, if any Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in this Section 6.08, Holdings, the Borrower and the Restricted Subsidiaries may divide and classify such Restricted Payment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify (other than with respect to ratio-based baskets, if any) any such Restricted Payment so long as the Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 6.09. Transactions with Affiliates. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions involving aggregate consideration in excess of $25,000,000 with, any of its Affiliates, except (i) transactions that are at prices and on terms and conditions not less favorable to Holdings, the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Loan Parties not involving any other Affiliate, (iii) advances, equity issuances, repurchases, retirements or other on or after the Effective Date, in each case for any period of four consecutive fiscal quarters of Holdings ending on the last day of such fiscal quarter, to be less than 2.75 to 1.00.

SECTION 6.13. Consolidated Total Leverage Ratio. Holdings will not permit the Consolidated Total Leverage Ratio for any period of four consecutive fiscal quarters of Holdings ending on or about any date during any period set forth below, to exceed the ratio set forth below opposite such period:

Fiscal Quarter Ending	Consolidated Total Leverage Ratio
December 31, ~~2018~~2019	~~4.00~~5.25 to 1.00
March 31, ~~2019~~2020	~~4.00~~5.25 to 1.00
June 30, ~~2019~~2020	~~4.00~~5.25 to 1.00
September 30, ~~2019~~2020	~~4.00~~5.25 to 1.00
December 31, ~~2019~~2020	~~3.75~~4.75 to 1.00
March 31, ~~2020~~2021	~~3.75~~4.75 to 1.00
June 30, ~~2020~~2021	~~3.75~~4.75 to 1.00
September 30, ~~2020~~2021	~~3.75~~4.75 to 1.00
December 31, ~~2020~~2021	~~3.50~~4.25 to 1.00
March 31, ~~2021~~2022	~~3.50~~4.25 to 1.00
June 30, ~~2021~~2022	~~3.50~~4.25 to 1.00
September 30, ~~2021~~2022	~~3.50~~4.25 to 1.00
December 31, ~~2021~~2022 and thereafter	~~3.25~~3.75 to 1.00

SECTION 6.14. Changes in Fiscal Periods. Holdings will not make any change in fiscal year; provided, however, that Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case Holdings and the Administrative Agent will, and are hereby authorized by the Lenders, to make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 6.15. Indemnity Documents. Holdings and the Borrower will not, and will not permit any Subsidiary to, directly or indirectly (a) Guarantee any obligations under the Indemnity Documents unless such Guarantee is subordinated in right of payment to the Obligations and any refinancing thereof, in each case on terms set forth in the Indemnity Agreement in effect as of the Effective Date or otherwise reasonably satisfactory to the Administrative Agent), (b) create, grant, assume or suffer to exist any Lien or other security interest that secures any obligations under the Indemnity Documents or (c) consent to any assignment of the Indemnity Agreement that requires prior written consent of U.S. HoldCo 2 (or any successor Indemnitor thereunder) under Section 4.7 of the Indemnity Agreement prior to obtaining the written consent of the Required Lenders.

SECTION 6.16. [Reserved~~.~~]

SECTION 6.17. Intragroup Transactions. In any Fiscal Quarter (as defined in the Indemnity Agreement), unless and until all amounts due in such Fiscal Quarter in respect of Quarterly Payments (as defined in the Indemnity Agreement), Cash True-Up Payments (as defined in the Indemnity Agreement) and Accrued Amounts (as defined in the Indemnity Agreement) have been paid in full, other than in the Ordinary Course of Business or transactions

Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

SECTION 9.20. Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the First Lien Administrative Agent and such Lender.

SECTION 9.21. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provision below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States). In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]